                            Exhibit 99.1

Nesco Holdings, Inc. Reports Third Quarter 2020 Financial Results

THIRD QUARTER 2020 HIGHLIGHTS
All metrics compared to Third Quarter 2019 unless otherwise noted

•Total revenue increased 10.9% to $69.3 million
•Equipment Rental and Sales (ERS) segment revenue increased 5.0% to $54.2 million
•Parts, Tools and Accessories (PTA) segment revenue increased 39.2% to $15.1 million
•Adjusted EBITDA decreased 8.6% to $28.0 million
•Net income of $15.2 million
•Free cash flow increased to $0.5 million from negative $29.3 million
•Available liquidity of $69.1 million

FORT WAYNE, IN, November 9, 2020 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom and rail infrastructure end-markets, today reported financial results for its third quarter ended September 30, 2020.
Total revenue in the third quarter was $69.3 million, an increase of $6.8 million, or 10.9%, from the third quarter of 2019 as increased equipment sales and the acquisition of Truck Utilities more than offset the negative impact of COVID-19 related project delays that continued into July and August.
Adjusted EBITDA was $28.0 million, a decrease of 8.6% from $30.7 million in the third quarter of 2019. The decline in adjusted EBITDA was primarily due to lower fleet utilization resulting from project delays associated with COVID-19, which was partially offset by increases in equipment sales and the acquisition of Truck Utilities as well as cost-cutting measures in the second and third quarters.
The Company reported net income of $15.2 million, compared to a net loss of $18.0 million for the same period in 2019. The Company recognized a one-time income tax benefit of $23.7 million related to a reduction of deferred income tax valuation allowance.
MANAGEMENT COMMENTARY
“In the third quarter we saw sequentially improving demand and the beginning of a return to normal seasonality trends as new projects ramped up,” said Lee Jacobson, Chief Executive Officer of Nesco. “The pandemic continued to impact our business through July and early August, but we saw substantial improvement in late August that continued into September and October. While our average original equipment cost on rent for the third quarter was down 4.1% year-over-year to $464 million, we exited the third quarter with $489 million of original equipment cost on rent, an increase of more than 10% from the start of the quarter, with momentum continuing into the fourth quarter. We have good visibility into planned project starts and are excited about the recovery that is now under way.”

“We maintained a disciplined approach to costs and capital investments in the third quarter, which helped drive positive free cash flow for the second consecutive quarter and enabled us to reduce debt and maintain strong liquidity,” said Josh Boone, Chief Financial Officer of Nesco. “Additionally, we continue to optimize our working capital balances and dispose of underperforming assets, putting the organization in a solid financial position. For the remainder of the year and beyond, we are focused on executing on our disciplined capital allocation strategy of investing in our fleet to maximize asset level returns, balanced with free cash flow generation and debt reduction. We are confident in our ability to maximize shareholder value and are committed to a long-term leverage target of 3.0x to 3.5x.”

THIRD QUARTER REVENUE BY SEGMENT
All metrics compared to Third Quarter 2019 unless otherwise noted

Equipment Rental and Sales Segment (78.2% of revenue)
•Revenue increased 5.0% to $54.2 million, compared to $51.6 million
•Equipment rental revenue decreased 9.2% to $42.6 million, compared to $46.9 million
◦Average equipment on rent decreased 4.1% to $464.3 million; the Company invested to grow the fleet in 2019 and in the first half of 2020, but lower utilization resulting from COVID-19 related project delays resulted in reduced equipment on rent year over year
◦Fleet utilization declined 7.0% to 72.1% due to project delays resulting from the COVID-19 pandemic
◦Rental rate per day declined 0.7% to $137.16
•Equipment sales revenue increased 146.9% to $11.6 million, partially due to an increase in new equipment sales
Parts, Tools and Accessories Segment (21.8% of revenue)
•Revenue increased 39.2% to $15.1 million, compared to $10.8 million
•Parts rental revenue increased 10.3% to $3.5 million, mainly due to an expansion of PTA locations in 2019 to create a national footprint
•Parts sales revenue increased 51.2% to $11.6 million, primarily due to the acquisition of Truck Utilities

COVID-19 BUSINESS UPDATE
Nesco continued to be impacted by the COVID-19 pandemic in the third quarter. The Company began to see a normal seasonal uptick starting in late August, which accelerated through September and into October. Original equipment cost (OEC) on rent improved significantly from the beginning to end of the quarter. While OEC on rent is not yet at the same levels as a year ago, Nesco is working to capitalize on the anticipated continuation of the recovery and growth in our end markets to drive this key metric.
The Company has been able to keep all business and service locations operational throughout the pandemic with little to no disruption. Our customers have also become more adept at working safely during the pandemic, resulting in the commencement of some previously delayed projects.
LIQUIDITY AND CASH FLOW
The Company had cash of $1.6 million and availability of $67.4 million under its asset-based credit facility for total liquidity of $69.1 million as of September 30, 2020. Net debt outstanding, including capital leases, was $764.8 million at the end of the third quarter of 2020. The Company has no near-term debt maturities, as its $385.0 million credit facility and $475.0 million senior secured notes both mature in 2024.
Nesco reported negative cash flow from operating activities of $4.8 million, an increase of $0.3 million compared to third quarter of 2019. Net cash inflow from investing activities of $5.4 million improved from a $26.5 million cash outflow for the same period of 2019 as Nesco curtailed capital expenditures and increased sales of rental equipment. Free cash flow increased to $0.5 million from negative free cash flow of $29.3 million in the third quarter of 2019.
Average fleet count increased 7.6% to 4,542 units, compared to 4,221 units a year ago. Total net capital expenditures were negative $5.3 million, resulting in a net cash inflow. Gross capital expenditures, which include purchases of rental fleet and property and equipment, were $3.4 million. The Company received $8.7 million from sale of rental equipment and parts as well as insurance proceeds from damaged equipment. Nesco has invested $30.0 million in net capital expenditures to date in 2020.
2020 OUTLOOK
The Company has withdrawn its previous full year 2020 guidance as a result of the unpredictable nature of the COVID-19 pandemic. While a recovery from the COVID-19 pandemic appears to be under way and there is more visibility into future projects and demand, the Company plans to reinstate earnings guidance at a future date as it continues to assess the continuously changing economic and market conditions.
The Company is updating its outlook for net capital expenditures to be between $30 to $35 million for the full year 2020(1).
“As we look to the remainder of the year, we are well positioned to capitalize on new project starts and improving market demand. Momentum is building in our core markets and long-term tailwinds should continue to be a catalyst for our financial results in 2021 and beyond. Our focus on navigating through the pandemic and short-term execution continues in the fourth quarter. We remain focused on long-term strategic growth, generating free cash flow, reducing leverage and driving shareholder value,” Jacobson said.

(1) Net capital expenditures are a non-GAAP financial measure. Please see the historical non-GAAP reconciliation tables included at the end of this press release.

NON-GAAP FINANCIAL MEASURES
The Company uses a variety of operational and financial metrics, including financial measures that do not conform with Generally Accepted Accounting Principles (GAAP), to analyze its performance and financial condition. These include adjusted EBITDA, free cash flow, fleet utilization, original equipment cost (OEC) on rent, net capital expenditures, among other metrics. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide greater insights about its revenue and cost performance, in addition to standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 8:30 A.M. Eastern Time on November 10, 2020, to discuss its third quarter 2020 financial results. The conference call can be accessed by dialing 800-681-8614 (United States) or 303-223-4368 (International) using the conference ID 21970537. A replay of the call will be available on the Company’s investor relations website at investors.nescospecialty.com.
ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of more than 4,500 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco's management has made in light of its experience in the industry as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: the impact of the COVID-19 pandemic on Nesco's business and operations as well as the overall economy; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions, including Nesco’s ability to integrate its acquisition of Truck Utilities and realize the anticipated benefits thereof; the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Nesco's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020, and as updated by Nesco's quarterly reports on Form 10-Q.
INVESTOR CONTACT
Josh Boone, CFO
(800) 252-0043
investors@nescospecialty.com

Nesco Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $000s, except share and per share data)	2020	2019	2020	2019
Revenue
Rental revenue	$46,125	$50,103	$144,103	$143,871
Sales of rental equipment	5,510	3,436	19,585	15,167
Sales of new equipment	6,048	1,246	19,043	8,076
Parts sales and services	11,577	7,657	36,753	19,675
Total Revenue	69,260	62,442	219,484	186,789
Cost of Revenue
Cost of rental revenue	13,096	13,545	41,193	37,445
Depreciation of rental equipment	19,467	17,694	59,275	51,369
Cost of rental equipment sales	5,190	2,847	16,454	12,653
Cost of new equipment sales	5,410	1,116	16,841	6,618
Cost of parts sales and services	10,255	5,600	30,839	14,921
Major repair disposals	211	376	1,506	1,522
Total cost of revenue	53,629	41,178	166,108	124,528
Gross Profit	15,631	21,264	53,376	62,261
Operating Expenses
Selling, general and administrative expenses	8,633	9,824	31,269	24,708
Licensing and titling expenses	686	690	2,243	1,926
Amortization and non-rental depreciation	792	745	2,308	2,264
Transaction expenses	110	3,325	1,073	7,394
Asset impairment	—	657	—	657
Other operating expenses	451	434	2,209	1,213
Total Operating Expenses	10,672	15,675	39,102	38,162
Operating Income	4,959	5,589	14,274	24,099
Other Expense
Loss on extinguishment of debt	—	4,005	—	4,005
Interest expense, net	15,853	16,533	47,816	46,376
Other (income) expense, net	(559)	2,567	6,245	2,545
Total other expense	15,294	23,105	54,061	52,926
Loss Before Income Taxes	(10,335)	(17,516)	(39,787)	(28,827)
Income Tax Expense (Benefit)	(25,508)	494	(25,841)	1,330
Net Income (Loss)	$15,173	$(18,010)	$(13,946)	$(30,157)

Diluted Earnings (Loss) Per Share	$0.31	$(0.45)	$(0.28)	$(1.09)

Nesco Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash	$1,640	$6,302
Accounts receivable, net of allowance of $4,821 and $4,654 respectively	56,471	71,323
Inventory	30,623	33,001
Prepaid expenses and other	6,170	5,217
Total current assets	94,904	115,843
Property and equipment, net	6,373	6,561
Rental equipment, net	348,932	383,420
Goodwill and other intangibles, net	305,977	308,747
Deferred income taxes	12,708	—
Notes receivable	562	713
Total Assets	$769,456	$815,284
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$14,826	$41,172
Accrued expenses	15,806	27,590
Deferred rent income	1,000	2,270
Current maturities of long-term debt	1,280	1,280
Current portion of capital lease obligations	7,975	5,451
Total current liabilities	40,887	77,763
Long-term debt, net	733,270	713,023
Capital leases	11,848	22,631
Deferred income taxes	—	12,288
Interest rate collar	7,858	1,709
Total long-term liabilities	752,976	749,651

Commitments and contingencies

Stockholders' Deficit
Common stock - $0.0001 par value, 250,000,000 shares authorized, 49,033,903 shares issued and outstanding, at September 30, 2020 and December 31, 2019	5	5
Additional paid-in capital	434,246	432,577
Accumulated deficit	(458,658)	(444,712)
Total stockholders' deficit	(24,407)	(12,130)
Total Liabilities and Stockholders' Deficit	$769,456	$815,284

Nesco Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(in $000s)	2020	2019
Operating Activities
Net loss	$(13,946)	$(30,157)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	60,080	52,104
Amortization - intangibles	2,233	2,172
Amortization - financing costs	2,188	2,099
Provision for losses on accounts receivable	1,813	3,472
Share-based payments	1,669	463
Gain on sale of rental equipment and parts	(4,231)	(3,930)
Gain on insurance proceeds - damaged equipment	(714)	(570)
Major repair disposal	1,506	1,522
Loss on extinguishment of debt	—	4,005
Change in fair value of derivative	6,149	2,552
Asset impairment	—	657
Deferred tax (benefit) expense	(24,417)	816
Changes in assets and liabilities:
Accounts receivable	9,258	(13,728)
Inventory	(3,797)	(13,742)
Prepaid expenses and other	(953)	(2,211)
Accounts payable	(8,920)	4,792
Accrued expenses and other liabilities	(11,782)	(4,770)
Unearned income	(1,270)	(4,832)
Net cash flow from operating activities	14,866	714
Investing Activities
Purchase of equipment - rental fleet	(59,197)	(77,752)
Proceeds from sale of rental equipment and parts	26,108	22,608
Insurance proceeds from damaged equipment	3,747	1,721
Purchase of other property and equipment	(678)	(7,166)
Other	151	(1,671)
Net cash flow from investing activities	(29,869)	(62,260)
Financing Activities
Proceeds from debt	—	475,000
Borrowings under revolving credit facilities	74,042	243,000
Repayments under revolving credit facilities	(55,019)	(259,000)
Repayments of notes payable	(964)	(527,348)
Capital lease payments	(7,718)	(3,830)
Proceeds from merger and recapitalization	—	147,268
Finance fees paid	—	(15,483)
Net cash flow from financing activities	10,341	59,607
Net Change in Cash	(4,662)	(1,939)
Cash at Beginning of Period	6,302	2,140
Cash at End of Period	$1,640	$201

Supplemental Cash Flow Information
Cash paid for interest	$56,815	$47,861
Cash paid for income taxes	156	444
Non-Cash Investing and Financing Activities
Transfer of inventory to leased equipment	6,175	3,767
Rental equipment and property and equipment purchases in accounts payable	4,217	21,227
Rental equipment sales in accounts receivable	902	169
Settlement of note payable with common stock	—	25,000
Insurance recoveries accrued in accounts receivable	—	189

Nesco Holdings, Inc.
Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $000s)	2020	2019	2020	2019

Net income (loss)	$15,173	$(18,010)	$(13,946)	$(30,157)
Interest expense	15,853	16,533	47,816	46,376
Income tax expense (benefit)	(25,508)	494	(25,841)	1,330
Depreciation expense	19,711	17,928	60,080	52,104
Amortization expense	771	724	2,233	2,172
EBITDA	26,000	17,669	70,342	71,825
Adjustments:
Non-cash purchase accounting impact (1)	390	126	1,485	862
Transaction and process improvement costs (2)	1,380	9,648	5,098	14,676
Major repairs (3)	211	376	1,506	1,522
Share-based payments (4)	657	283	1,669	463
Change in fair value of derivative (5)	(618)	2,552	6,149	2,552
Adjusted EBITDA	$28,020	$30,654	$86,249	$91,900

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, and further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, if any, and (6) the change in fair value of derivative instruments. This non-GAAP measure is subject to certain limitations.
(1) Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2) 2020: Represents transaction costs related to our acquisition of Truck Utilities (which include post-acquisition integration expenses incurred during the current quarterly and nine month period); 2019: Represents transaction expenses related to merger activities associated with the transaction with Capitol that was consummated on July 31, 2019. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are costs of startup activities (which include training, travel, and process setup costs) associated with the rollout of new PTA locations that occurred throughout the prior year into the first half of the current year. Finally, the expenses associated with the Company's closure of its Mexican operations, which closure activities commenced in the third quarter of 2019, are also included for the periods presented. Pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.
(3) Represents the undepreciated cost of replaced vehicle chassis and components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.
(4) Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for our interest rate collar (which is an undesignated hedge) in the three and nine months ended September 30, 2020.

Fleet Metrics (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(in $000s, except fleet count and rate per day)
Average equipment on rent	$464,302	$484,305	$475,038	$467,178
Average fleet count	4,542	4,221	4,595	4,075
Average fleet utilization	72.1%	79.1%	73.1%	80.4%
Average rental rate per day	$137.16	$138.11	$137.23	$137.42
OPERATIONAL AND FINANCIAL METRICS
Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.
Average fleet count is the average number of units in the fleet during the period.
Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.
Average rental rate per day for the period is calculated as total rental revenue excluding freight and damaged billings divided by the total rental days, which represents the number of billable days in the period aggregated across all units in the fleet.
These metrics have been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.

Segment Performance (unaudited)

	Three Months Ended September 30,			Three Months Ended September 30,
	2020			2019
	ERS	PTA	Total	ERS	PTA	Total
(in $000s)
Rental revenue	$42,615	$3,510	$46,125	$46,922	$3,181	$50,103
Sales of rental equipment	5,510	—	5,510	3,436	—	3,436
Sales of new equipment	6,048	—	6,048	1,246	—	1,246
Parts sales and services	—	11,577	11,577	—	7,657	7,657
Total revenues	54,173	15,087	69,260	51,604	10,838	62,442
Cost of revenue	23,342	10,820	34,162	17,091	6,393	23,484
Depreciation of rental equipment	18,530	937	19,467	16,636	1,058	17,694
Gross Profit	$12,301	$3,330	$15,631	$17,877	$3,387	$21,264

	Nine Months Ended September 30,			Nine Months Ended September 30,
	2020			2019
	ERS	PTA	Total	ERS	PTA	Total
(in $000s)
Rental revenue	$132,693	$11,410	$144,103	$134,684	$9,187	$143,871
Sales of rental equipment	19,585	—	19,585	15,167	—	15,167
Sales of new equipment	19,043	—	19,043	8,076	—	8,076
Parts sales and services	—	36,753	36,753	—	19,675	19,675
Total revenues	171,321	48,163	219,484	157,927	28,862	186,789
Cost of revenue	72,211	34,622	106,833	55,306	17,853	73,159
Depreciation of rental equipment	56,065	3,210	59,275	48,186	3,183	51,369
Gross Profit	$43,045	$10,331	$53,376	$54,435	$7,826	$62,261

Net Capital Expenditures (unaudited)

	Nine Months Ended September 30,
(in $000s)	2020	2019
Purchase of equipment - rental fleet	$59,197	$77,752
Purchase of other property and equipment	678	7,166
Total Capital Expenditures	59,875	84,918
Less: Proceeds from sale of rental equipment and parts	(26,108)	(22,608)
Less: Insurance proceeds from damaged equipment	(3,747)	(1,721)
Net Capital Expenditures	$30,020	$60,589

Free Cash Flow (unaudited)

	Nine Months Ended September 30,
(in $000s)	2020	2019
Net cash flow from operating activities	$14,866	$714
Less: Net capital expenditures	(30,020)	(60,589)
Free Cash Flow	$(15,154)	$(59,875)